EXHIBIT 99.1

FOR IMMEDIATE RELEASE

NETWORK-1 ANNOUNCES  SETTLEMENT  OF PATENT LITIGATION WITH NETGEAR

NETGEAR Agrees to License Network-1’s Remote Power Patent for Its Power over Ethernet Products through 2020

New York, New York-May 28, 2009-- Network-1 Security Solutions, Inc. (OTC BB: NSSI) announced today that it agreed to settle its patent litigation against NETGEAR, Inc.  (OTC: NTGR) pending in the United States District Court for the Eastern District of Texas, Tyler Division, for infringement of Network-1’s Remote Power Patent (U.S. Patent No. 6,218,930).

As part of the settlement, NETGEAR, a worldwide provider of technologically innovative, branded networking solutions, entered into a settlement agreement and non-exclusive license for the Remote Power Patent.  Under the terms of the license, NETGEAR will license the Remote Power Patent for its full term which expires in March 2020, and pay quarterly royalties (beginning as of April 1, 2009) based on its sales of Power over Ethernet (“PoE”) products, including those PoE products which comply with the Institute of Electrical and Electronic Engineers (“IEEE”) 802.3af and 802.3at Standards.

Licensed products include NETGEAR’s PoE enabled switches and wireless access points.  The royalty rates included in the license are 1.7% of the sales price of Power Sourcing Equipment, which includes Ethernet switches, and 2% of the sales price of Powered Devices, which includes wireless access points.   The royalty rates are subject to adjustment, under certain circumstances, if Network-1 grants a license to other licensees with lower royalty rates and NETGEAR is able to and agrees to assume all material terms and conditions of the other license. In addition, NETGEAR agreed to an upfront initial payment to Network-1 of $350,000.

As part of the settlement agreement, all claims and counterclaims involving NETGEAR in the litigation currently pending in the Eastern District of Texas will be dismissed with prejudice.

“We are very pleased that NETGEAR agreed to take advantage of the terms of our Special Licensing Program and become a licensee of our Remote Power Patent,” commented Corey M. Horowitz, Chairman and Chief Executive Officer of Network-1.  “This outcome is consistent with Network-1’s goal of making licenses available to the technologies covered by the Remote Power Patent to the Power over Ethernet industry in a manner that promotes the widespread adoption of this important industry standard.”

Announced in August 2008, the Special Licensing Program terms were made available to the defendants in the Texas litigation, which is still currently pending, against Cisco Systems, Inc., Cisco-Linksys, LLC, Enterasys Networks, Inc., 3Com Corporation, Inc., Extreme Networks, Inc., Foundry Networks, Inc. and Adtran, Inc.    In addition to NETGEAR, other companies that signed licenses under the Special Licensing Program are Microsemi Corporation, Buffalo Technology, BRG Resources, and SEH Corporation.

The Remote Power Patent relates to, among other things, delivering power over Ethernet cables to remotely power network connected devices including, among others, wireless switches, wireless access points, RFID card readers, VoIP telephones and network cameras.  In June 2003, the IEEE approved the 802.3af PoE Standard which led to the rapid adoption of PoE.  The IEEE is currently working on the 802.3at Power over Ethernet Plus (PoE Plus) Standard which will increase the maximum power delivered to network devices to 40-60 watts from the current 15 watts under the 802.3af Standard.

ABOUT NETWORK-1 SECURITY SOLUTIONS, INC.

Network-1 Security Solutions, Inc. is engaged in the acquisition, development, licensing and protection of its intellectual property and proprietary technologies. It currently owns six patents covering various telecommunications and data networking technologies and is currently focusing its licensing efforts on its Remote Power Patent (U.S. Patent No. 6,218,930) covering the remote delivery of power over Ethernet networks.  The Remote Power Patent was granted by the U.S. Office of Patents and Trademarks on April 17, 2001 and expires on March 7, 2020.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements address future events and conditions concerning the Company's business plans. Such statements are subject to a number of risk factors and uncertainties as disclosed in the Company's Annual   Report on Form 10-K for the year  ended December   31 , 2008 including, among others, the ability of Network-1 to obtain license agreements from third parties for its patent portfolio, uncertainty of patent litigation, the Company's ability to achieve revenues and profits from its patent portfolio, the Company's ability to raise capital when needed, future economic conditions and technology changes and legislative, regulatory and competitive developments. Except as otherwise required to be disclosed in periodic reports, the Company expressly disclaims any future obligation or undertaking to update or revise any forward-looking statement contained herein.

Contacts:

    Network-1 Security Solutions, Inc.
    Corey M. Horowitz, 212-829-5770